THE NEW HOME COMPANY REPORTS FIRST QUARTER 2015 RESULTS

- Net Income of $4.6 Million or $0.28 Per Share -
- Total Revenues increase 302% to $103 Million -
- Backlog Dollar Value increases more than five times to $83 Million -
- Backlog Dollar Value of JVs more than doubles to $216 Million -

Aliso Viejo, California, May 8, 2015. The New Home Company Inc. (NYSE: NWHM) today announced results for the first quarter ended March 31, 2015.

First Quarter 2015 Highlights Compared to First Quarter 2014

•	Net income of $4.6 million, an increase of 191%

•	Home sales revenue increases to $56.2 million from $5.0 million

•	Total revenues of $102.9 million, an increase of 302%

•	Equity in net income from JVs more than doubled to $1.9 million

•	Backlog dollar value grew more than five times to $82.7 million

“The benefits of our diverse growth strategy were evident during the quarter and we are pleased by the strong execution across our entire operating platform,” stated Larry Webb, Chief Executive Officer. “During the first quarter, we significantly expanded our revenues and improved our profitability across all project activities. We ended the quarter with a dramatically improved backlog in our wholly owned and JV operations which will continue to drive strong results and meaningful returns. Further, the significant improvement in SG&A leverage reflects the steps we have taken to focus on our wholly owned operations. As we look forward to the balance of 2015, we are committed to executing our strategy and expect to deliver on our growth and profit objectives for the full year 2015.”

First Quarter 2015 Operating Results

Total revenues for the first quarter 2015 were $102.9 million, compared to $25.6 million in the prior year period. The net income attributable to the Company was $4.6 million, or $0.28 per diluted share, compared to net income of $1.6 million, or $0.11 per diluted share, in the prior year period. The increase in net income was primarily due to an increase in home sales revenue, fee building revenue, and equity in net income from JVs.

Wholly Owned Projects

Home sales revenue for the first quarter 2015 was $56.2 million, compared to $5.1 million in the prior year period and new home deliveries were 29, compared to 10 in the prior year period. The growth in new home deliveries was primarily due to increased activity at two communities in Irvine, California. The average selling price of homes delivered was approximately $1,939,000 compared to $505,000 in the prior year period. The expansion in average selling prices was primarily due to a change in product mix to communities with higher average sales prices located in Irvine, California. The Company expects that the average selling price will continue to vary from quarter to quarter due to the mix of homes offered and the introduction of new communities.

Homebuilding gross margin percentage was 14.1%, compared to 21.2%, in the prior year period. Adjusted homebuilding gross margin percentage*, which excludes interest in cost of home sales, was 14.8%, compared to 21.3% in the prior year period, mainly attributable to a higher mix of closings from two communities in Irvine, California. SG&A expense was $4.9 million, compared to $2.7 million in the prior year period. As a percentage of home sales revenue, SG&A improved to 8.8%, compared to 53.0% in the prior year period, largely attributable to higher home sale revenue.

New home orders were 25, compared to 10 homes in the prior year period. The Company had four active selling communities at the end of the first quarter, compared to three at the end of the prior year period. At the end of the first quarter, the number of homes in backlog was 37, representing approximately $82.7 million of backlog dollar value, compared to 15 homes in the prior year period, representing approximately $12.7 million of backlog dollar value. The average sales price of homes in backlog at the end of the first quarter was $2,235,000, compared to $849,000 at the end of the prior year period. The increase in average selling price of homes in backlog was primarily the result of increased net new home orders in higher priced communities.

Unconsolidated Joint Ventures (JVs)

The Company’s share of net income from JVs for the first quarter 2015 was $1.9 million, compared to $0.8 million in the prior year period. The net income of our unconsolidated joint ventures increased primarily due to an increase in new home deliveries and home sales revenue, and the recognition of land sales revenue during the first quarter of 2015. The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes.

Total revenue of the JVs was $81.2 million and net income was $10.8 million, compared to $21.5 million and $2.2 million in the prior year period, respectively. Home sales revenue of the JVs was $51.2 million, compared to $21.5 million in the prior year period. New home deliveries increased to 54, compared to 30 in the prior year period primarily due to an increase in average selling communities. The average selling price of homes delivered in JVs was $949,000 compared to $717,000 in the prior year period primarily due to a shift in regional and product mix. Land sales revenue of the JVs during the first quarter 2015 totaled $30.0 million, primarily related to the sale of improved lots by our Foster City and Cannery joint ventures.

Homebuilding gross margin percentage generated by the JVs was 18.6%, compared to 26.4% in the prior year period. Adjusted homebuilding gross margin of the JVs, which excludes interest in cost of home sales, was 20.2%, compared to 27.1% in the prior year period as a result of a shift in product mix. The gross margin percentage from JV land sales was 26.3% and the adjusted land sales gross margin percentage* of the JVs was 26.4% for the first quarter 2015, which excludes interest in cost of land sales.

New home orders in JVs were 108 homes, compared to 68 new homes in the prior year period, primarily attributable to a higher order rate per community and the addition of one new selling community. The JVs had nine actively selling communities at the end of the first quarter, compared to eight at the end of the prior year period. At the end of the quarter, the number of homes in backlog in JVs was 129, representing approximately $170.6 million of backlog dollar value, compared to 100 homes at the end of the prior year period, representing approximately $97.0 million of backlog dollar value. The number of lots in backlog in JVs was 140, representing approximately $45.7 million of backlog dollar value in the first quarter 2015. There was no land sale activity in the prior year period.

Fee Building Projects

Fee building revenue for the first quarter 2015 was $46.6 million, compared to $20.5 million in the prior year period, primarily due to the increase in construction activity in the fee building communities. Fee building gross margin was $2.9 million, compared to $1.1 million in the prior year period, largely attributable to higher fee building revenue.

Balance Sheet and Liquidity

As of March 31, 2015, the Company had $51.8 million of cash and cash equivalents, $17.1 million in available loan commitments and total debt outstanding of $125.1 million. The Company ended the first quarter 2015 with a net debt-to-capital ratio of 32.4%.

Conference Call Details

The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Friday, May 8, 2015 to review first quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to start time. Replays of the conference call will be available through June 8, 2015 and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13606098.

About The New Home Company

NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, our ability to execute our strategic growth objectives, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report filed with the Securities and Exchange Commission ("SEC").

Contact:
Investor Relations:
949-382-7838
investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014	Change
Operating Data:
Total Revenues	$102,865	$25,563	$77,302
Home sales revenue	$56,236	$5,051	$51,185
Homebuilding gross margin	$7,956	$1,069	$6,887
Homebuilding gross margin %	14.1%	21.2%	(7.1)%
Adjusted homebuilding gross margin % *	14.8%	21.3%	(6.5)%
Fee building revenue (1)	$46,629	$20,512	$26,117
Fee building gross margin	$2,853	$1,061	$1,792
Fee building gross margin %	6.1%	5.2%	0.9%
Equity in net income of unconsolidated joint ventures	$1,868	$773	$1,095
Net income attributable to The New Home Company Inc.	$4,569	$1,571	$2,998
Interest incurred and capitalized to inventory	$879	$241	$638
Interest in cost of home sales	$359	$5	$354
Other Data:
New home orders	25	10	15
New homes delivered	29	10	19
Average selling price of homes delivered	$1,939	$505	$1,434
Selling communities at end of period	4	3	1
Backlog (est. dollar value)	$82,707	$12,741	$69,966
Backlog (homes)	37	15	22
Average selling price in backlog	$2,235	$849	$1,386

	March 31,	December 31,
Balance Sheet Data:	2015	2014	Change
Cash, cash equivalents and restricted cash	$51,932	$44,340	$7,592
Real estate inventories	$173,513	$163,564	$9,949
Lots owned and controlled (2)	5,433	5,926	(493)
Notes payable, including notes payable to affiliates	$125,053	$113,751	$11,302
Equity, exclusive of non-controlling interest	$152,906	$148,084	$4,822
Book capitalization	$277,959	$261,835	$16,124
Ratio of debt-to-capital	45.0%	43.4%	1.6%
Ratio of net debt-to-capital *	32.4%	31.9%	0.5%

(1) Fee building revenue includes management fees from unconsolidated joint ventures of $3.0 million and $1.7 million for the three months ended March 31, 2015 and 2014, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 9.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2015	2014	Change
Operating Data:
Home sales revenues	$51,239	$21,500	$29,739
Homebuilding gross margin	$9,532	$5,681	$3,851
Homebuilding gross margin %	18.6%	26.4%	(7.8)%
Adj homebuilding gross margin % *	20.2%	27.1%	(6.9)%
Land sales revenues	$29,985	$—	$29,985
Land gross margin	$7,894	$—	$7,894
Land gross margin %	26.3%	—	26.3%
Adj land gross margin %*	26.4%	—	26.4%
Net income	$10,766	$2,188	$8,578
Interest in cost of home sales	$819	$145	$674
Interest in cost of land sales	$16	$—	$16
Other Data:
New home orders	108	68	40
New homes delivered	54	30	24
Average selling price of homes delivered	$949	$717	$232
Selling communities at end of period	9	8	1
Backlog homes (est. dollar value)	$170,600	$96,952	$73,648
Backlog (homes)	129	100	29
Average selling price in backlog (homes)	$1,322	$970	$352
Backlog lots (est. dollar value)**	$45,662	$—	$45,662
Backlog (lots) **	140	—	140

	March 31,	December 31,
Balance Sheet Data:	2015	2014	Change
Cash, cash equivalents and restricted cash	$72,895	$60,018	$12,877
Real estate inventories	$450,263	$459,770	$(9,507)
Lots owned and controlled	3,558	3,892	(334)
Notes payable	$103,017	$87,994	$15,023
The Company's equity	$56,347	$60,564	$(4,217)
Other partners' equity	$307,920	$320,451	$(12,531)
Book capitalization	$467,284	$469,009	$(1,725)

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 9.
** Backlog includes 80 lots and $18.1 million related to purchase contracts between the joint venture and the Company. Lot count excludes a retail parcel with a contract price of $8.3 million.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$51,787,691	$44,057,589
Restricted cash	144,327	282,501
Contracts and accounts receivable	16,735,828	13,163,927
Due from affiliates	1,157,537	2,662,423
Real estate inventories	173,512,785	163,564,181
Investment in unconsolidated joint ventures	56,346,503	60,564,033
Property and equipment, net of accumulated depreciation	1,026,560	983,984
Other assets	6,963,935	6,679,468
Total assets	$307,675,166	$291,958,106

Liabilities and equity
Accounts payable	$20,126,482	$16,580,629
Accrued expenses and other liabilities	6,670,384	11,200,458
Notes payable	124,305,081	113,751,334
Notes payable to affiliates	747,432	—
Total liabilities	151,849,379	141,532,421
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 16,516,546 and 16,448,750, shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively.	165,166	164,488
Additional paid-in capital	143,727,978	143,474,637
Retained earnings	9,013,199	4,444,553
Total The New Home Company Inc. stockholders' equity	152,906,343	148,083,678
Noncontrolling interest in subsidiary	2,919,444	2,342,007
Total equity	155,825,787	150,425,685
Total liabilities and equity	$307,675,166	$291,958,106

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Home sales	$56,235,763	$5,051,320
Fee building, including management fees from unconsolidated joint ventures of $2,967,900 and $1,684,574, respectively	46,629,463	20,512,086
	102,865,226	25,563,406
Expenses:
Cost of homes sales	48,279,524	3,982,138
Cost of fee building	43,776,750	19,451,467
Abandoned project costs	114,595	86,104
Selling and marketing	1,278,543	398,188
General and administrative	3,660,264	2,278,309
	97,109,676	26,196,206
Equity in net income of unconsolidated joint ventures	1,867,899	773,220
Guaranty fee income	—	18,927
Other expense, net	(193,038)	(656)
Income before taxes	7,430,411	158,691
(Provision) benefit for taxes	(2,885,169)	1,412,020
Net income	4,545,242	1,570,711
Net loss attributable to noncontrolling interests	23,404	500
Net income attributable to The New Home Company Inc.	$4,568,646	$1,571,211

Earnings per share attributable to The New Home Company Inc.
Basic	$0.28	$0.11
Diluted	$0.28	$0.11
Weighted average shares outstanding:
Basic	16,487,859	13,931,389
Diluted	16,574,280	13,944,323

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31,
	2015	2014
Operating activities:
Net income	$4,545,242	$1,570,711
Adjustments to reconcile net income to net cash used in operating activities:
Deferred taxes	(5,840,516)	(1,442,533)
Amortization of equity based compensation	254,019	678,376
Distributions of earnings from unconsolidated joint ventures	2,702,202	1,074,526
Equity in net income of unconsolidated joint ventures	(1,867,899)	(773,220)
Deferred profit from unconsolidated joint ventures	(978,185)	—
Depreciation	112,827	62,068
Abandoned project costs	114,595	86,104
Net changes in operating assets and liabilities:
Restricted cash	138,174	(595,126)
Contracts and accounts receivable	(3,571,901)	(5,499,414)
Due from affiliates	1,504,886	(229,798)
Real estate inventories	(11,214,926)	(13,232,467)
Other assets	5,556,049	2,067,697
Accounts payable	3,545,853	7,265,130
Accrued expenses and other liabilities	(4,530,074)	(4,196,765)
Net cash used in operating activities	(9,529,654)	(13,164,711)
Investing activities:
Purchases of property and equipment	(155,403)	(216,100)
Contributions to unconsolidated joint ventures	(2,130,674)	(2,756,173)
Distributions of equity from unconsolidated joint ventures	6,492,086	602,664
Net cash provided by (used in) investing activities	4,206,009	(2,369,609)
Financing activities:
Net proceeds from issuance of common stock	—	87,800,022
Repurchase of common stock	—	(11,988,281)
Borrowings from notes payable	21,676,983	2,750,692
Repayments of notes payable	(8,623,236)	(3,332,914)
Net cash provided by financing activities	13,053,747	75,229,519
Net increase in cash and cash equivalents	7,730,102	59,695,199
Cash and cash equivalents – beginning of period	44,057,589	9,541,361
Cash and cash equivalents – end of period	$51,787,691	$69,236,560
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—
Taxes paid	$5,850,000	$250,000
Supplemental disclosures of non-cash transactions
Purchase of real estate with note payable to land seller	$—	$17,000,000
Purchase of real estate with notes payable to affiliates	$747,432	$—
Contribution of real estate from noncontrolling interest in subsidiary	$600,841	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding and land sales gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding and land sales gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2015	%	2014	%
Homebuilding
Home sales revenue	$56,235,763	100.0%	$5,051,320	100.0%
Cost of home sales	48,279,524	85.9%	3,982,138	78.8%
Homebuilding gross margin	7,956,239	14.1%	1,069,182	21.2%
Add: interest in cost of home sales	359,050	0.7%	5,100	0.1%
Adjusted homebuilding gross margin	$8,315,289	14.8%	$1,074,282	21.3%
Homebuilding gross margin percentage	14.1%		21.2%
Adjusted homebuilding gross margin percentage	14.8%		21.3%

Unconsolidated Joint Ventures - Homebuilding
Home sales revenue	$51,239,008	100.0%	$21,499,838	100.0%
Cost of home sales	41,707,069	81.4%	15,819,153	73.6%
Homebuilding gross margin	9,531,939	18.6%	5,680,685	26.4%
Add: interest in cost of home sales	819,372	1.6%	144,875	0.7%
Adjusted homebuilding gross margin	$10,351,311	20.2%	$5,825,560	27.1%
Homebuilding gross margin percentage	18.6%		26.4%
Adjusted homebuilding gross margin percentage	20.2%		27.1%

Unconsolidated Joint Ventures - Land
Land sales revenue	$29,984,937	100.0%	$—	—
Cost of land sales	22,090,606	73.7%	—	—
Land gross margin	7,894,331	26.3%	—	—
Add: interest in cost of land sales	15,861	0.1%	—	—
Adjusted land gross margin	$7,910,192	26.4%	$—	—
Land gross margin percentage	26.3%		—
Adjusted land gross margin percentage	26.4%		—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31,	December 31,
	2015	2014
Notes payable, including notes payable to affiliates	$125,052,513	$113,751,334
Equity, exclusive of non-controlling interest	152,906,343	148,083,678
Total capital	$277,958,856	$261,835,012
Ratio of debt-to-capital (1)	45.0%	43.4%

Notes payable, including notes payable to affiliates	$125,052,513	$113,751,334
Less: cash, cash equivalents and restricted cash	51,932,018	44,340,090
Net debt	73,120,495	69,411,244
Equity, exclusive of non-controlling interest	152,906,343	148,083,678
Total capital	$226,026,838	$217,494,922
Ratio of net debt-to-capital (2)	32.4%	31.9%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.